Exhibit (d)(3)

CONFIDENTIAL DISCLOSURE AGREEMENT

This Confidential Disclosure Agreement (“Agreement”) is effective as of 11-Nov-25 (“Effective Date”) and is made between GlaxoSmithKline Research & Development Limited, with registered number 835139 and registered offices located at 79 New Oxford Street, London, WC1A 1DG, United Kingdom (“GSK”), and RAPT Therapeutics, Inc. with registered offices located at 561 Eccles Ave., South San Francisco, California, 94080, United States (“Counterparty”).

1.	DEFINITIONS

For the purposes of the Agreement, the following terms are defined as follows:

“Affiliate” means, in relation to a party, any entity that directly or indirectly controls, is controlled by, or is under common control with that party. In this context, “control” means ownership by one entity, directly or indirectly, of more than 50% of the voting shares of another entity, or the power of one entity to direct the management or policies of another entity.

“Agreed Purpose” means the limited purpose of the parties engaging in discussions and evaluating their interest in a potential business transaction relating to evaluating the potential for a business development transaction between the parties.

“Business Day” means any day, other than a Saturday or Sunday, or a day on which commercial banks are required to be closed for business in the country in which the GSK entity which is party to the Agreement is located.

“Confidential Information” means any and all proprietary or confidential information of or held by the Disclosing Party which is disclosed by or on behalf of the Disclosing Party, whether on or after the Effective Date, in connection with this Agreement solely for the Agreed Purpose and which is either marked “confidential”; or a reasonable person would recognize is confidential or proprietary given its nature or the circumstances of disclosure. Confidential Information includes but is not limited to any and all proprietary or confidential scientific, technical, intellectual property, financial or business information or data, or Personal Information, whether communicated in tangible or intangible form and including, without limitation, all copies, excerpts, modifications, translations, enhancements and adaptations of all the foregoing. For avoidance of doubt, “GSK Confidential Information” means the Confidential Information of GSK and its Affiliates and includes research and development capabilities and offers or terms relating to any potential business development arrangement. For avoidance of doubt, “Counterparty Confidential Information” means the Confidential Information of Counterparty and its Affiliates and includes research and development activities, including but not limited to the RPT904 program.

“Disclosing Party” means the party that releases, exchanges, shares, or discloses Confidential Information.

“Law” means all: (i) laws, statutes, rules, regulations, government orders and associated guidance; (ii) binding court orders; and (iii) industry guidance and standards.

“Personal Information” means any information relating to an identified or identifiable individual.

“Personnel” means any employee, agent, subcontractor (including any subcontractor employee or agent) and other representative of a party or its Affiliate.

“Receiving Party” means the party or its Affiliates that receive, obtain or retain the Disclosing Party’s Confidential Information.

2.	CORE OBLIGATIONS

2.1. Obligations of confidentiality. The Receiving Party will: (i) keep the Confidential Information secret and confidential; (ii) not copy, record or use the Confidential Information except for the Agreed Purpose; (iii) not directly or indirectly disclose the Confidential Information except to such of its Personnel, officers, and Affiliates, that need to know the relevant Confidential Information for the Agreed Purpose and who are bound by confidentiality obligations substantially similar to those contained in the Agreement; and (iv) implement and maintain adequate safety measures (including any reasonable security measures proposed or implemented by the Disclosing Party from time to time) to protect the Confidential Information against unauthorised use or disclosure.

2.2. Permitted disclosures. The restrictions on use or disclosure under the Agreement will not extend to any information that: (i) is or becomes publicly available, except through breach of the Agreement; (ii) Receiving Party can demonstrate was lawfully possessed by it without confidentiality restrictions prior to the Effective Date; (iii) Receiving Party receives from a third party that is not legally prohibited from disclosing such information; or (iv) is independently developed by Receiving Party, its Affiliates or Personnel without reference to Disclosing Party Confidential Information. Notwithstanding the foregoing, Receiving Party may disclose Disclosing Party’s Confidential Information to a court or governmental body pursuant to a valid court order, subpoena, regulation or rule, provided that Receiving Party: (v) promptly notifies Disclosing Party before making the disclosure, unless prohibited by applicable Law; (vi) provides reasonable assistance to Disclosing Party in any lawful efforts by Disclosing Party, at Disclosing Party’s expense, to resist or limit the disclosure of such Confidential Information; and (vii) discloses only that portion of Disclosing Party’s Confidential Information that is legally required to be disclosed.

2.3. No Personal Information. The parties will not share Personal Information under the Agreement, other than contact information for Personnel in connection with the Agreed Purpose.

2.4. Ownership of Confidential Information. All Confidential Information is and will remain the property of the Disclosing Party. Neither the Agreement nor any disclosure hereunder will be deemed to vest in the Receiving Party any license or ownership rights to the Disclosing Party’s Confidential Information or under any Confidential Information or inventions, patents, know-how, trade secrets, trademarks or copyrights owned or controlled by the Disclosing Party or its Affiliates.

2.5. Engaging in Independent Activities. The Disclosing Party understands and acknowledges that the Receiving Party and/or its Affiliates may have in the past, currently do, or may in the future, either internally or with a third party, engage in research, development and commercialization activities relating to the subject matter of the Disclosing Party’s Confidential Information (“Independent Activities”). Accordingly, the Disclosing Party acknowledges and agrees that nothing in this Agreement will be construed by implication or otherwise as preventing the Receiving Party or its Affiliates, during the Term of this Agreement or thereafter, from engaging in such Independent Activities, provided, that the Receiving Party and its Affiliates do not reference and do not use the Disclosing Party’s Confidential Information disclosed under the Agreement in connection therewith.

3.	TERM AND TERMINATION

3.1. Term. Unless terminated earlier or extended by a written and signed amendment, the Agreement begins on the Effective Date and will continue until 10-Nov-27 and any period of extension agreed between the parties (the “Term”).

3.2. Survival. The Agreement’s confidentiality and non-use obligations survive for 10 years after expiry or earlier termination of the Agreement.

3.3. Effect of termination. On completion of the Agreed Purpose, the Receiving Party will cease use of the Disclosing Party’s Confidential Information, and will on written request promptly return to the Disclosing Party each copy of the Confidential Information, in tangible form (including electronic imaging), or certify that such

Confidential Information has been destroyed, except that the Receiving Party will be permitted to retain one copy of the Disclosing Party’s Confidential Information to determine continuing obligations or if required by any applicable Laws, and the obligation to return or destroy the Disclosing Party’s Confidential Information will not apply to any backup copies made pursuant to the Receiving Party’s routine information technology backup procedures. Any retained copies of Confidential Information permitted under this Clause are subject to the Agreement’s confidentiality and non-use obligations in perpetuity.

4.	REPRESENTATIONS AND WARRANTIES

Each party represents and warrants as of the Effective Date and continuing throughout the Term that: (i) it has the power, capacity and authority to enter into and carry out its obligations under the Agreement; and (ii) the Agreement will be executed by its duly authorised representative and, once executed, will constitute its legal, valid and binding obligations. Except as expressly stated in the Agreement, the Disclosing Party makes no express or implied warranty nor representation concerning its Confidential Information, including the accuracy or completeness of its Confidential Information.

5.	MISCELLANEOUS

5.1. Interpretation. Unless otherwise stated, in the Agreement: (i) headings are for ease of reference only; (ii) a “person” includes any individual, legal entity, association, or other entity (whether or not having a separate legal personality); (iii) references to the word “including” are construed without limitation; (iv) no inference should be made from the fact the contracting entity is defined as “GSK” as to its legal relationship with GSK plc or any of its Affiliates; and (v) references to “GSK” infrastructure (premises, systems etc.), personnel, materials and policies and procedures may belong to or be provided by “GSK” or GSK plc or any of its Affiliates.

5.2. Publicity. Except with the prior written consent of the other party or as expressly provided in the Agreement, neither party will directly or indirectly disclose or make any public statement regarding the Agreement or use the other party’s trade mark, trade name or logo or in any other way identify the other party publicly.

5.3. Severability, waiver and amendment. The parties may only amend or vary the Agreement or waive any right or remedy under the Agreement in writing signed by a duly authorised representative of each party. The parties intend each provision of the Agreement to be distinct and severable. If any provision of the Agreement is found to be unenforceable, the enforceability of the remaining provisions will not be affected.

5.4. Assignment. The Agreement may not be assigned or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party provided, however, upon notice to a party, the assigning party may assign or novate the Agreement in whole or in part to an Affiliate or in connection with the sale or transfer of all or a substantial portion of the assigning party’s business, whether by merger, reorganisation, acquisition, sale or otherwise.

5.5. No third party rights. No person or entity other than the parties has the right to enforce any of the terms of the Agreement or has any third-party beneficiary rights except that Affiliates will be third-party beneficiaries under the Agreement and will have rights and benefits accorded to them under the Agreement and will subsequently be entitled to enforce any relevant terms. The rights of the parties to rescind or vary or terminate the Agreement are not subject to the consent of any person who is not a party.

5.6. Entire Agreement. The Agreement contains the entire agreement between the parties in relation to its subject matter and supersedes all prior representations and understandings, whether oral or written. Each party acknowledges that in entering into the Agreement it does not rely on any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in the Agreement.

6.	NOTICES

6.1. Form and delivery. All notices under the Agreement will be in writing (which includes email), in English and deemed to have been given on: (i) the second Business Day after posting when sent by registered or other form of next day certified post, postage paid; (ii) at the time the notice is left at the address when delivered by hand; or (iii) if sent by email, only on acknowledgement of receipt, such acknowledgement not being an automated message, in all cases provided it is sent to the nominated person at the address or email address for the relevant party set out on the signature page of the Agreement. A party may change its address by notice in accordance with this clause. This clause will not entitle either party to serve any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution by email.

6.2. Security Breach notices. Upon discovering any suspected or actual unauthorised disclosure, loss or theft of a party’s Confidential Information (a “Security Breach”), the discovering Party will notify the affected Party (in the case of GSK Confidential Information by e-mail to cstd@gsk.com) and (in the case of Counterparty Confidential Information by email at securityincident@rapt.com) promptly and within 24 hours of verification of the Security Breach. The parties will work together in good faith to identify a root cause and remediate the Security Breach.

7.	DISPUTE RESOLUTION

7.1. Good faith negotiation. If a dispute arises out of or relating to the Agreement, or the breach, termination, interpretation or validity thereof (a “Dispute”), the parties will attempt in good faith to resolve the Dispute by giving notice of the nature of the Dispute. If the parties do not resolve a Dispute for which notice has been given within 30 days of receipt of the notice, either party may refer the Dispute for mediation.

7.2. Mediation. If a Dispute is referred for mediation, the parties will attempt in good faith to resolve the Dispute under the Mediation Procedure of the International Chamber of Commerce (“ICC Mediation Procedure”) in effect at the start of mediation. If the parties cannot agree on a mediator within 14 days after the Dispute was referred to mediation, the mediator will, upon request by either party, be appointed by ICC pursuant to ICC Mediation Procedure. The cost of the mediator will be borne equally by the parties. If the parties do not resolve a Dispute within 45 days of the appointment of the mediator, either party may commence court proceedings and each party submits to the exclusive jurisdiction of the courts of New York, United States in relation to all matters arising out of or in connection with the Agreement.

7.3. Remedies. Notwithstanding the above, the parties acknowledge that damages alone would not be an adequate remedy for breach of the terms of the Agreement. Each party is entitled to the remedies of injunction, specific performance or other equitable relief for any actual breach of the terms of Agreement. Such relief is in addition to, and not in limitation of, any other rights or legal remedies available to a party.

7.4. Governing Law. The Law of New York, United States governs the Agreement without reference to conflict of law principles.

SIGNATURE PAGE FOLLOWS

Agreed and accepted
GSK	Counterparty
GSK Signature: /s/ Sangeun Lee	Counterparty Signature: /s/ Lisa Moore

Name: Sangeun Lee	Name: Lisa Moore
Position: BD Director	Position: SVP, BD & Strategy
Date: 14 Nov 2025	Date: 14 Nov 2025

Contact Details
GSK	Counterparty
GSK Address:	Counterparty Address:
GSK HQ	RAPT Therapeutics, Inc.
79 New Oxford Street, London	561 Eccles Ave.,
WC1A 1DG, United Kingdom	South San Francisco, California, 94080
Nominated Person:	Nominated Person: Attn:General Counsel
VP and Head of Legal – BD & Corporate	With copy to: General Counsel at
E-Mail Address (For Notices):	legalnotices@rapt.com
legal.LCN@gsk.com